UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

Metacrine, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39512	47-2297384
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 Executive Square, Suite 600 San Diego, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 369-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MTCR	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events.

On September 30, 2022, Metacrine, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with FL2022-001, Inc. (“Licensee”), a portfolio company of Foresite Labs, pursuant to which the Company granted Licensee an exclusive, royalty-bearing, sublicensable license to certain of its intellectual property rights to research, manufacture, develop and commercialize pharmaceutical products containing certain hydroxysteroid dehydrogenase inhibitors (collectively, the “Licensed Products”) in all fields of use and on a worldwide basis. In addition, for a period of time, the Company has agreed that neither it nor its affiliates or sublicensees will directly or indirectly, engage in or conduct any research, development, manufacture, commercialization, use or other exploitation of pharmaceutical products that would compete with the Licensed Products, subject to certain exceptions related to products of an acquirer or its affiliates in connection with a change of control of the Company.

Under the terms of the License Agreement, Licensee has agreed to pay the Company an upfront payment of $1.25 million by October 15, 2022. In addition, the Company is eligible to receive up to an aggregate of $4.25 million in milestone payments upon the achievement of certain regulatory milestone events. The Company will also be entitled to royalties on tiers of annual net sales of Licensed Products at rates in the low single digits, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the last patent covering such Licensed Product in such country.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Metacrine, Inc.

Date: October 11, 2022	By:	/s/ Michael York
Michael York
Chief Business Officer

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